SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                 AMENDMENT NO. 4


                               PARKERVISION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    701354102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]    Rule 13d-1(b)
         [  ]   Rule 13d-1(c)
         [  ]   Rule 13d-1(d)

-------------------                                            -----------------
CUSIP No. 58446K105                   13G                      Page 2 of 7 Pages
-------------------                                            -----------------

========= ======================================================================
1         Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          ----------------------------------------------------------------------

          Banca del Gottardo
--------- ----------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group*

                                                                        (a) [ ]
                                                                        (b) | |
--------- ----------------------------------------------------------------------
3         SEC Use Only


--------- ----------------------------------------------------------------------
4         Citizenship or Place of Organization

          Switzerland
-------------------- ----- -----------------------------------------------------
     Number of       5     Sole Voting Power          0
      Shares         ----- -----------------------------------------------------
   Beneficially      6     Shared Voting Power        623,775
     Owned By        ----- -----------------------------------------------------
       Each          7     Sole Dispositive Power     0
     Reporting       ----- -----------------------------------------------------
    Person With      8     Shared Dispositive Power   623,775
--------- ----------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person
          623,775

--------- ----------------------------------------------------------------------
10        Check if the Aggregate Amount in Row (9) Excludes
          Certain Shares  [ ]
--------- ----------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)
          3.5% of aggregate voting power

--------- ----------------------------------------------------------------------
12        Type of Reporting Person*
          BK
========= ======================================================================

-------------------                                            -----------------
CUSIP No. 58446K105                   13G                      Page 3 of 7 Pages
-------------------                                            -----------------



ITEM 1(a).          NAME OF ISSUER:

                    Parkervision, Inc.
                    ------------------------------------------------------------


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    8493 Baymeadows Way
                    Jacksonville, Florida   32256
                    ------------------------------------------------------------


ITEM 2(a).          NAME OF PERSON FILING:

                    Banca del Gottardo
                    ------------------------------------------------------------


ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Banca del Gottardo
                    Viale S. Franscini 8
                    CH-6901 Lugano, Switzerland
                    ------------------------------------------------------------


ITEM 2(c).          CITIZENSHIP:

                    Switzerland
                    ------------------------------------------------------------


ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, $.01 par value
                    ------------------------------------------------------------


ITEM 2(e).          CUSIP NUMBER:

                    701354102
                    ------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 58446K105                   13G                      Page 4 of 7 Pages
-------------------                                            -----------------


ITEM 3.

               IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)    |_|  Broker or dealer registered under Section 15 of the Exchange
                    Act.

        (b)    |X|  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    |_|  Insurance  company as defined  in  Section  3(a)(19)  of the
                    Exchange Act.

        (d)    |_|  Investment   company  registered  under  Section  8  of  the
                    Investment Company Act.

        (e)    |_|  An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E);

        (f)    |_|  An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)    |_|  A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(ii)(G);

        (h)    |_|  A savings  association as defined in Section 3(b) of Federal
                    Deposit Insurance Act;

        (i)    |_|  A church plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)    |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------                                            -----------------
CUSIP No. 58446K105                   13G                      Page 5 of 7 Pages
-------------------                                            -----------------


ITEM 4.         OWNERSHIP.

    (a)         Amount beneficially owned:

                623,775
                ----------------------------------------------------------------

    (b)         Percent of class:

                3.5% of aggregate voting power
                ----------------------------------------------------------------

    (c)         Number of shares as to which such person has:

         (I)    Sole power to vote or to direct the vote       0
                                                        ------------------------
         (II)   Shared power to vote or to direct the vote   623,775
                                                          ----------------------
         (III)  Sole power to dispose or to direct the disposition of   0
                                                                     -----------
         (IV)   Shared power to dispose or to direct the disposition of  623,775
                                                                       ---------

-------------------                                            -----------------
CUSIP No. 58446K105                   13G                      Page 6 of 7 Pages
-------------------                                            -----------------



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    If this  statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].




ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.



ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable.



ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.



ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.



ITEM 10.       CERTIFICATIONS.


               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February  4, 2005
                                    --------------------------------------------
                                                      (Date)

                                    /s/ Luca Soncini
                                    --------------------------------------------
                                    Name:    Luca Soncini
                                    Title:   Member of the Executive Board

                                    /s/ Anna Maestrini
                                    --------------------------------------------
                                    Name:    Anna Maestrini
                                    Title:   Officer